Exhibit 99.1

CONTACT AT ARBIOS:
Walter C. Ogier, President and CEO
1-781-839-7293

CONTACT AT MacDOUGALL BIOMEDICAL COMMUNICATIONS:
Doug MacDougall
1-508-647-0209

ARBIOS SYSTEMS STRENGTHENS ITS PROPRIETARY POSITION
FOR BLOOD FILTRATION THERAPIES IN CRITICAL CARE MEDICINE

In-Licensed Patents Provide Competitive Protection in Liver Failure, Multi-Organ Failure and Sepsis

WALTHAM, MASSACHUSETTS - MARCH 30, 2007 -- Arbios Systems, Inc. (OTC: ABOS), a company developing proprietary medical devices and cell-based therapies for the millions of patients each year who experience or are at risk for life-threatening episodes of liver failure, today announced the in-licensing of a patent portfolio of issued U.S. patents as well as pending U.S. and foreign applications and other intellectual property. The exclusive license includes five issued U.S. patents with broad claims for methods of treating liver failure, multi-organ failure, multi-organ dysfunction syndrome, sepsis, septic shock, systemic inflammatory response syndrome, and related inflammatory disorders by selective blood filtration.

Walter C. Ogier, President and Chief Executive Officer of Arbios Systems Inc., commented, “The in-license of this important patent portfolio represents a significant development for Arbios and our SEPET™ product candidate. We now have the protection of issued and pending patents for our lead SEPET™ Liver Assist Device development program. This intellectual property provides further protection for our planned extension of our SEPET™ technology into other areas of critical care medicine, including major opportunities for the treatment of multi-organ failure, sepsis, and related indications in critical care medicine.”

The in-licensed U.S. patents relate to the use of blood filtration devices that remove, from the blood of patients with the above disease conditions, a broad spectrum of inflammatory and other disease mediators ranging from small molecules through intermediate size blood proteins with molecular weights up to the size of beneficial immunoglobulins. Such devices are capable of removing known “bad actor” compounds associated with liver failure, multi-organ failure and sepsis while preserving critical immunoglobulins, clotting factors, lipids, and other beneficial large proteins in the circulating blood of afflicted patients. The patents also relate to the combined use of replacement fluids, including human serum albumin, or combined uses of secondary selective plasma adsorption devices and/or certain classes of anti-inflammatory therapeutic drugs.

1050 Winter Street, Suite 1000, Waltham, Massachusetts 02451
Tel: 1-781-839-7293 ● Fax: 1-781-839-7294
www.arbios.com

Arbios will be obligated to pay royalties on net sales of products covered by the license. The Company will also owe maintenance and milestone fees and have certain other obligations under the license. In connection with the license, Arbios issued the licensor a warrant to purchase 225,000 shares of the Arbios common stock at an exercise price of $1.50 with a 6-year term. In addition, Arbios entered into consulting arrangements with certain inventors of the patents subject to the license agreement, to assist the Company with the continued prosecution of the patents as well as provide strategic and consulting services.

About Arbios Systems
Arbios Systems, Inc. is developing proprietary medical devices and cell-based therapies to enhance the survival of millions of patients each year who experience, or are at risk for, life-threatening episodes of liver failure. The Arbios product candidate portfolio includes the SEPET™ Liver Assist Device, a novel blood purification therapy that provides enhanced "liver dialysis," and the HepatAssist™ Cell-Based Liver Support System, a bioartificial liver that combines blood detoxification with liver cell therapy to replace whole liver function in patients with the most severe forms of liver failure. Arbios is currently investigating the safety and biological effectiveness of its SEPET™ Liver Assist Device in a feasibility clinical trial authorized by the U.S. Food and Drug Administration under an investigational device exemption (IDE).

This press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the protection afforded by patents and patents applications, the goals and results of clinical trials, compliance with regulatory requirements, labeling of the Arbios' products, the need for subsequent substantial additional financing to complete clinical development of its product candidates, future markets and demand for the Arbios’ product candidates, Arbios' ability to successfully market its product candidates and technologies, and the Arbios'ability to maintain relationships with key employees, consultants and advisors. These statements represent the judgment of Arbios' management as of this date and are subject to risks and uncertainties that could materially affect the Company. Arbios cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements. Please refer to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 for a description of risks that may affect our results or business conditions. Arbios does not undertake any obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. SEPET™ and HepatAssist™ are trademarks of Arbios Systems, Inc.

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